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                                                                   EXHIBIT 10.20

                      SENSUS DRUG DEVELOPMENT CORPORATION

                            KEY EMPLOYEE AGREEMENT
                                      FOR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

     This Employment Agreement ("Agreement") is entered into as of the 15th day of September, 1998, by and between John A. Scarlett, MD ("Executive") and SENSUS DRUG DEVELOPMENT CORPORATION, a Delaware corporation ("SENSUS" or the "Company").

     WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

     WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1.   EMPLOYMENT BY THE COMPANY.

          1.1 Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts continued employment effective as of the closing of the Company's initial public offering (the "Employment Date"). During his employment with the Company, Executive will devote his best efforts and such portion of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) as may be reasonable, necessary and appropriate to attend to the business of the Company.

          1.2 Executive will continue to serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the by-laws of the Company and as required by the Company's Board of Directors (the "Board").

          1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

     2.   COMPENSATION.

          2.1 SALARY. Executive shall continue to receive for services to be rendered hereunder an annualized base salary of $280,000 payable on a monthly basis. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to

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review and approval by the Compensation Committee of the Company's Board of
Directors (the "Compensation Committee").

          2.2 BONUS. The Company does not now have a bonus plan or pay bonuses to executives generally. The Compensation Committee of the Company's Board of Directors may in the future adopt such plans or policies with respect to the payment of bonuses, if any, as it determines in its discretion to be appropriate. In such event, Executive will be considered for eligibility to receive bonuses in such amounts and subject to such terms as may be determined solely by the Compensation Committee in its discretion. Payments of such bonuses, if any, may be subject to the following criteria:

               (a) COMPANY FINANCIAL GOALS. Attainment by the Company of its planned financial objectives for the bonus year; and

               (b) EXECUTIVE'S PERFORMANCE. Demonstrated performance by Executive over and above that required to meet the ordinary expectations of his job position, as determined by the Company's Compensation Committee in its sole discretion.

Upon Executive's termination with Cause or resignation without Good Reason from his employment with the Company, no prorated bonus for that bonus year can be earned. Upon termination of Executive's employment by the Company without Cause or resignation by the Executive with Good Reason, the Executive shall be eligible for a prorated bonus for that bonus year.

          2.3 STOCK OPTIONS. Executive and the Company each acknowledge that Executive's outstanding stock options(s) (the "Options") shall remain in effect and continue to vest during the period of Executive's employment with the Company pursuant to the terms of the Options; provided, however, that (except as otherwise provided by Section 6.3) upon Executive's termination with Cause or resignation without Good Reason from his employment with the Company, the Options shall cease vesting as of the termination or resignation date and be exercisable thereafter only pursuant to the terms of the Options and the Company's applicable stock option plans. Upon involuntary termination of Executive's employment by the Company without Cause or resignation by the Executive with Good Reason, all Options held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination. Subject to the Compensation Committee's approval, Executive will be considered for additional grants of options to purchase shares of the Company, pursuant to the terms and conditions set forth in the Company's stock option plans, copies of which are available upon Executive's request, or any such plans generally applicable to executives of the Company and adopted in the future.

          2.4 STANDARD COMPANY BENEFITS. Executive shall continue to be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executive employees generally.

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          2.5  AUTOMOBILE.  The Company shall continue to reimburse Executive for vehicle lease or purchase payments of up to $1400/month and for the vehicle's operating expenses (including but not limited to insurance coverage, fuel, maintenance and repairs).

     3.   PROPRIETARY INFORMATION OBLIGATIONS.

          3.1 AGREEMENT. Both during and after Executive's employment, Executive will continue to refrain from any use or disclosure of the Company's proprietary or confidential information or materials pursuant to his Proprietary Information and Inventions Agreement executed by him on September 15, 1998 Executive's Proprietary Information and Inventions Agreement is hereby incorporated into this Agreement and a copy is attached hereto as Exhibit A.

          3.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     4.   OUTSIDE ACTIVITIES.

          4.1 Except with the prior written consent of the Company's Board of Directors, which consent shall not be unreasonably withheld, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than: (a) ones in which Executive is a passive investor; (b) civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder; and (c) Executive's service as a member of the Board of Directors of Covance Biotechnology Services, Inc. and CRO One, Inc. and as the President, Chief Executive Officer and a Director of Recombinant Generics, Inc. and Innovations in Drug Development (id2), as a General Partner of id2-I, L.P. and as an outside director on the boards of other companies, provided, however, that Executive shall not spend more than ten (10) hours during business days on the activities described in this clause (c) during any thirty (30) day period.

          4.2 Except as permitted by Section 4.3, during his employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

          4.3 During his employment with the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor

                                       3.
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corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

     5.   TERMINATION OF EMPLOYMENT.

          5.1  TERMINATION WITH OR WITHOUT CAUSE.

               (a) Executive's relationship with the Company is at-will. The Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice, provided that Executive may be removed from his position as a member of the Company's Board of Directors only in the manner provided by the Company's by-laws and applicable law.

               (b) For purposes of this Agreement, "Cause" will exist if Executive has committed or there has occurred one or more of the following: (i) indictment or conviction of any felony or of any crime involving dishonesty or moral turpitude; (ii) participation in any material fraud or act of dishonesty against the Company; (iii) significant material breach of Executive's duties to the Company; (iv) intentional material damage to any property of the Company; or
(v) material breach of this Agreement or of Executive's Proprietary Information and Inventions Agreement attached hereto as Exhibit A. If the Company determines "Cause" based upon clause (iii) or (v) above, the Company shall give Executive reasonable notice of such significant material breach and Executive shall have a reasonable period of time under the circumstances to cure such significant material breach, unless cure of such significant material breach is not possible.

               (c) If the Company terminates Executive's employment at any time for Cause, Executive's salary shall cease on and be paid through the date of termination, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

          5.2  VOLUNTARY OR MUTUAL TERMINATION.

               (a) Executive may voluntarily terminate his employment with the Company at any time without notice, after which no further compensation will be paid to Executive, unless such termination is for Good Reason.

               (b) In the event Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

               (c) For purposes of this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the Effective Date of this
Agreement: (i) reduction of Executive's then annual base salary by greater than ten percent (10%), unless (A) such reduction occurs more than one hundred eighty
(180) days after a Change in Control and (B) the annual base salaries of all other executive officers of the Company are concurrently reduced by greater than ten percent (10%); (ii) material reduction in the package of welfare benefit plans, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the

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Company which would materially adversely affect the Executive's participation or reduce the Executive's benefits under any such plans; (iii) change in the Executive's responsibilities, authority, title, reporting relationship or offices that results in a significant diminution of position under the circumstances, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the Executive; (iv) request that the Executive relocate to a work site that is more than 35 miles from his then current work site; (v) any breach by the Company of any material provision of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

          5.3  SEVERANCE PAYMENT.

               (a) In the event the Company terminates Executive's employment without Cause or if Executive terminates his employment for Good Reason, the Company shall pay monthly an amount equivalent to Executive's base salary and the value of Executive's then current benefits, less standard withholdings and deductions, from the date of termination for a period of eighteen (18) months, provided that any income received from alternative employment during the final six (6) months of the severance period will offset and reduce any amount paid by the Company to Executive during such final six (6) month period, excluding fees for serving solely as an outside director.

               (b) Executive's outstanding Options shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and fully exercisable as of the date of termination.

          5.4 CESSATION. If Executive violates any provision of Sections 7 or 8, below, any severance payment being made to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

     6.   CHANGE OF CONTROL.

          6.1 DEFINITION. For purpose of this Agreement, "Change of Control" means the occurrence of any of the following:

               (a) the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the effective date of a plan of liquidation or dissolution of the Company or the closing of the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company's assets;

               (b) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding common stock; or

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               (c) a change in the composition of the Board within a three (3)
year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either:

                   (i)   are directors of the Company as of the date hereof;

                   (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (i) above at the time of such election or nomination; or

                   (iii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (i) or (ii) above at the time of such election or nomination.

Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

          6.2 TERMINATION FOLLOWING CHANGE OF CONTROL. In the event the Company terminates Executive's employment without Cause or if Executive terminates his employment for Good Reason in connection with or following a Change of Control, the Company shall pay monthly an amount equivalent to Executive's base salary and the value of Executive's then current benefits, less standard withholdings and deductions, from the date of termination for a period of eighteen (18) months, provided that any income received from alternative employment during the final six (6) months of the severance period will offset and reduce any amount paid by the Company to Executive during such final six (6) month period.

          6.3 STOCK OPTIONS. In the event of a Change of Control, Executive's outstanding Options shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable immediately prior to the Change of Control, unless the acquiring entity assumes such Options or substitutes similar options for Executive's Options.

          6.4 PARACHUTE PAYMENTS. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code") and (ii) but for this
Section 6.4, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's benefits hereunder shall be either:

               (a)  delivered in full, or

               (b) delivered only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the

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greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.4 shall be made in writing in good faith by the Company's independent public accountants (the "Accountants"). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 6.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.4.

     7. RESTRICTIVE COVENANT. In the event Executive voluntarily terminates his employment with the Company without Good Reason or his employment is terminated for Cause, then for eighteen (18) months immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company, accept employment or establish a business relationship with either Novartis Pharmaceuticals Corporation or Beaufort-Ipsen insofar as such employment or business relationship relates to acromegaly, including the development or commercialization of a drug or other therapy for the treatment of acromegaly.

     8.   NONINTERFERENCE.

     While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by:

          (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company; or

          (b) directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company's customer list.

     9.   GENERAL PROVISIONS.

          9.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission or the third day after mailing by first class mail) to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

          9.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed,

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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

          9.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          9.4 COMPLETE AGREEMENT. This Agreement, together with Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

          9.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

          9.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

          9.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

          9.8 ATTORNEY FEES. If the Executive hereto brings any action or arbitration to enforce his rights hereunder, and is the prevailing party in any such action, he shall be entitled to recover his reasonable attorneys' fees and costs incurred in connection with such action.

          9.9 ARBITRATION. To ensure rapid and economical resolution of any and all disputes that may arise in connection with the Agreement, the Executive and the Company agree that, at the option of the Executive, any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved, to the fullest extent permitted by law, by final and binding confidential arbitration held in Austin, Texas and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Nothing in this paragraph is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall be solely responsible for payment of any and all JAMS fees and costs for any such arbitration proceedings. If for any reason all or part of this arbitration provision is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other portion of this arbitration provision, but this provision will be reformed, construed and enforced in such jurisdiction to render such

                                       8.
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invalid or unenforceable part or parts of this provision consistent with the general intent of the parties insofar as possible.

          9.10 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Texas.

                                       9.
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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


SENSUS DRUG DEVELOPMENT CORPORATION



By:  /s/ Richard J. Hawkins
     ----------------------
     Richard J. Hawkins
     Chairman

Date:  September 15, 1998


Accepted and agreed this
15th day of September, 1998.


  /s/ John A. Scarlett
 ----------------------
  John A. Scarlett, MD

                                      10.